Exhibit 99.1

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion describes the material federal income tax considerations relating to the taxation of the Company as a REIT, and the ownership and disposition of our common stock.

         Because this is a summary that is intended to address only federal income tax consequences relating to the ownership and disposition of our common stock that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

          o the tax consequences to you may vary depending on your particular tax situation;

          o special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

          o this summary does not address state, local or non-U.S. tax considerations;

          o this summary deals only with common stockholders that hold common stock as a "capital asset," within the meaning of Section 1221 of the Internal Revenue Code; and

          o this discussion is not intended to be, and should not be construed as, tax advice.

         You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our common stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

         The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this filing. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Except as described below in "--Requirements for Qualification As a REIT--Gross Income Tests," we have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT. Even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

         Each prospective shareholder is advised to consult with its own tax advisor to determine the impact of its personal tax situation on the anticipated tax consequences of the ownership and sale of common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of common stock, and the potential changes in applicable tax laws.

Taxation of the Company as a REIT

         General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT.

         We believe that our company is organized and has operated in a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. There can be no assurance, however, that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, the various requirements under the Internal Revenue Code and described below with regard to, among other things, the source of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that our actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

         So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, we will be subject to federal income tax as follows.

o We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

o Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

o If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

o Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

o If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

o We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amount actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

               -    85% of our REIT ordinary income for the year;

               -    95% of our REIT capital gain net income for the year; and

               -    any undistributed taxable income from prior taxable years.

o We will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

o If we acquire any assets from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that "C" corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. Applicable Treasury regulations, however, allow an acquiring REIT to make an election to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a "C" corporation unless and until the REIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time the REIT would recognize, and would be subject to the highest regular corporate rate of tax on, the built-in gain.

         Moreover, each of our taxable REIT subsidiaries do not qualify as REITs and are subject to federal corporate income tax on its net income.

         Requirements for Qualification As a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association--

            (1)  that is managed by one or more trustees or directors;

            (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

            (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

            (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

            (5) the beneficial ownership of which is held by 100 or more persons;

            (6) of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

            (7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

            (8) that meets other tests, described below, regarding the nature of its income and assets.

         Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

         If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement
(6) above, we will be treated as having met the requirement.

         In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

         To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We had no assets, income, or revenue and except for activities taken in furtherance of our formation, did not conduct any other business activity. Therefore, we have not had any undistributed non-REIT earnings and profits of our own. In 1999, we acquired the assets of a "C" corporation through a reorganization. We do not believe that we acquired any undistributed non-REIT earnings and profits in connection with this acquisition. However, the Internal Revenue Service could determine otherwise.

         Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         Taxable REIT Subsidiaries. A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of us. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

         Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries include Smith Realty Company, Smith Management Construction, Inc., Consolidated Engineering Services, Inc. and their subsidiaries.

         Income Tests. In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

         Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or
                                     - 9 -
profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

         Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

o charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

o rent any property to a related party tenant, including a taxable REIT subsidiary;

o derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

o directly perform services considered to be noncustomary or rendered to the occupant of the property.

         We do provide services and provide access to third party service providers at some or all of our properties. However, based upon our experience in the rental markets where our properties are located, we believe that all access to service providers and services provided to our tenants either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the Internal Revenue Service will agree with these positions. We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor the services provided at, and the nonqualifying income arising from, each of our properties.

         "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.

         Our share of any dividends received from our corporate subsidiaries (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

         If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

         In addition to the 75% and 95% gross income tests, we had to meet a 30% gross income test for its taxable years that ended prior to January 1, 1998. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of our gross income, including gross income from prohibited transactions. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

         Prohibited Transactions Tax. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by any partnership or limited liability company subsidiaries, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax.

     Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

            1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

            2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

            3. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

            4. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

            5. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

            6. Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     Charles E. Smith Residential Realty L.P., which is referred to as Smith L.P., owns 100% of the stock of Smith Realty Company and 100% of the nonvoting stock of Smith Management Construction, Inc. and Consolidated Engineering Services, Inc. In addition, Smith L.P. holds notes from each of these entities. By virtue of our ownership of units in Smith L.P., we are considered to own our proportionate share of the assets of Smith L.P., including the securities of each of these entities. We believe that our share of the aggregate value of the securities of these entities, together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

         In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including the entities discussed in the previous paragraph, does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

         Securities, for the purposes of the asset tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt or (iii) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

         After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Smith L.P. increases and we will be deemed to acquire securities held by Smith L.P. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful or will not require a reduction in Smith L.P.'s overall interest in the taxable REIT subsidiaries. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

         Annual Distribution Requirements. To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to --

            1. the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

            2.    the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

         We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above (see "Taxation of the Company as a REIT - General"), any retained amounts would be treated as having been distributed.

         We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Smith L.P. to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

         Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Recordkeeping Requirements. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

         Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Smith L.P.

         General. Substantially all of our investments are held through Smith L.P. Smith L.P. holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

            1. the allocations of income and expense items of Smith L.P. and those subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

            2. the status of Smith L.P. and each applicable subsidiary partnership and limited liability companies as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

            3. the taking of actions by Smith L.P. or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

         We believe that Smith L.P. and each of the subsidiary partnerships and each of the limited liability companies that have not made an election to be treated as an association for federal income tax purposes and that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If Smith L.P. or any of those partnerships or limited liability companies were to be treated as a corporation, they would be subject to an entity level tax on their income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

         Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of the Smith L.P. and of each subsidiary partnership and limited liability company of Smith L.P. that is treated as a partnership for federal income tax purposes, is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Smith L.P. and substantially all of the subsidiaries of Smith L.P. that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

         Tax Allocations with Respect to the Properties. Smith L.P. was formed by way of contributions of appreciated property, at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

         Smith L.P.'s partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with
Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Smith L.P. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Smith L.P. could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Smith L.P. could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

Tax Aspects of Smith L.P.'s Investments in Corporations

         A portion of the amounts used by Smith L.P. to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from corporations in which Smith L.P. has an interest. Such amounts are derived through payments on notes issued by these corporations and dividends from these corporations These corporations do not qualify as REITs and therefore pay federal, state and local income taxes on their net income at normal corporate rates. To the extent that they do so, the cash available for distribution to shareholders is reduced accordingly.

         Furthermore, the entities that are taxable REIT subsidiaries of ours could result in increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, our taxable REIT subsidiaries will be limited in their ability to deduct interest payments on notes issued to Smith L.P. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction or if the amount of rent a tenant pays is reduced as a result of a determination that a portion of such rent is attributable to services performed by a taxable REIT subsidiary, the REIT generally will be subject to an excise tax equal to 100% of the [excess]. This rule generally will apply to amounts paid to Smith L.P. by our taxable REIT subsidiaries.

         Our ownership of the securities of the taxable REIT subsidiaries currently is subject to certain asset tests. These tests restrict the ability of the our taxable REIT subsidiaries to increase the size of their respective businesses unless the value of the assets of Smith L.P. increase at a commensurate rate, see "Requirements for Qualification As a REIT - Asset Tests," above.

Taxation of Taxable Domestic Shareholders

         As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

            1. a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

            2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

            3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

            4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

         Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. shareholder if it held the common stock directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. shareholder.

         Distributions. As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. shareholder. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

         We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the shareholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         Instead of paying capital gain dividends, we may elect to require shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. shareholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

         We may classify portions of our designated capital gain dividend in the following categories:

            1. a 20% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

            2. an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%.

         We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

         Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of common stock will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

         Sale of Common Stock. Upon any taxable sale or other disposition of common stock, a U.S. shareholder will recognize gain or loss for federal income tax purposes on the disposition of common stock in an amount equal to the difference between

o the amount of cash and the fair market value of any property received on such disposition; and

o the U.S. shareholder's adjusted basis in such common stock for tax purposes.

         Gain or loss will be capital gain or loss if the common stock has been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. A U.S. shareholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S shareholders that acquire, or are deemed to acquire, common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the

REIT's "unrecaptured Section 1250 gain." Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

         In general, any loss upon a sale or exchange of securities by a U.S. shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. shareholder that are required to be treated by such U.S. shareholder as long-term capital gains.

Taxation of Tax-Exempt Shareholders

         Provided that a tax-exempt shareholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt shareholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in
Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

         A REIT is a "pension held REIT" if it meets the following two tests:

            1. it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

            2. either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Shareholders

         Distributions. Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. shareholder unless:

     o a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with us; or

     o the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

         Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common stock will reduce the non-U.S. shareholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. shareholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below (See "Taxation of Non-U.S. Shareholders - Sale of Common Stock").

         We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S.

         shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

         Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

     o the investment in the common stock is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

     o the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

         Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

         Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

         Sale of Common Stock. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

     o the investment in our common stock is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

     o the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

     o our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

         Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

         We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

         Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

     o the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

     o the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

         If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

         U.S. Shareholders. In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some U.S. shareholders, unless an exception applies.

         The payor will be required to withhold tax on such payments at the rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

         In addition, a payor of the dividends on the common stock will be required to withhold tax at a rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         Non-U.S. Shareholders. Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. shareholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

         Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

State and Local Taxes; District of Columbia Unincorporated Business Tax

         Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

In this regard, the District of Columbia imposes an unincorporated business income tax, at an effective rate of 9.975% on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because some of our properties are located in the District of Columbia, the partnership owning these properties will be subject to this tax. In effect, our share of the "District of Columbia taxable income" attributable to properties located in the District of Columbia will be subject to this tax. Smith L.P. and its subsidiary partnerships will attempt to reduce the amount of income that is considered "District of Columbia taxable income." However, it is likely that some portion of the income attributable to properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Smith L.P. or a subsidiary partnership is required to pay this tax, the cash available for distribution to us and, therefore, to our shareholders as dividends will be reduced. Moreover, our shareholders will not receive a credit against their own state income tax liability for their share of any District of Columbia unincorporated business income tax paid by Smith L.P. or a subsidiary partnership. This tax would not apply if we were to own and operate our assets directly, rather than through Smith L.P. However, our ability to eliminate Smith L.P. and thus own its assets directly is severely limited.